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                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made on this 1st day of February, 1999, between onlinetradinginc.com corp. ("Employer"), whose principal place of business at 2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431, and DEREK J. HERNQUIST ("Employee").

         WHEREAS, Employer is actively engaged in the business of a securities brokerage firm; and,

         WHEREAS, Employer wishes to employ Employee and Employee wishes to be employed pursuant to the terms of this Employment Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    Article 1
                             Employment of Employee

         Employer agrees to employ Employee, and Employee accepts employment with Employer, on and subject to the terms and conditions set forth in this Employment Agreement.

                                    Article 2
                               Duties of Employee

         Section 2.1. POSITION AND DUTIES. Employer agrees to employ Employee to act as Vice President of Operations for Employer. Employee shall be responsible for performing the following duties: executive management, overseeing business development, compliance and financial reporting. Employer reserves the right from time to time to change the nature of Employee's duties and job title; provided, however, Employee's duties and job title shall always be of an executive nature.

         Section 2.2. TIME DEVOTED TO WORK. Employee agrees to devote Employee's entire business time, attention, and energies to the business of Employer in accordance with Employer's instructions and directions and shall not be engaged in any other business activity, whether or not the activity is pursued for gain, profit, or other pecuniary advantage, during the term of this Employment Agreement without Employer's prior written consent.

                                    Article 3
                               Place of Employment

         Section 3.1. PLACE OF EMPLOYMENT. Employee shall be based at Employer's principal office at 2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431 and shall not be required to travel away from that office on business more than sixty (60) days during a calendar year. Employer agrees that during the term of this Employment Agreement it shall not assign






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Employee to work at any location which is more than 100 miles from said principal office without Employee's consent.

         Section 3.2. MOVING EXPENSES. If Employer relocates its principal office more than 100 miles from its current principal office, or requests that Employee relocate to one of its offices which is more than 100 miles from its current principal office, and Employee consents to relocate to that new location, Employer shall promptly pay or reimburse Employee for all reasonable moving expenses incurred by Employee in connection with the relocation plus an amount to reimburse Employee for any federal and state income taxes that it has to pay on amounts reimbursed. Employer also shall indemnify Employee against any loss incurred in connection with the sale of Employee's principal residence. The amount of any loss shall be determined by taking the difference between the average of two appraisal prices set by two independent appraisers agreed to by Employer and Employee and the actual sales price of Employee's principal residence.

                                    Article 4
                            Compensation of Employee

         Section 4.1. BASE SALARY. For all services rendered by Employee under this Employment Agreement, Employer agrees to pay Employee an annual base salary of $50,000, which shall be payable to Employee in such installments, but not less frequently than monthly, as are consistent with Employee's practice for its other Employees. Employee's base salary shall be reviewed at least once a year by Employer and shall be increased at a minimum by the percentage increase in the Consumer Price Index for the previous year.

         Section 4.2. ADDITIONAL COMPENSATION. In addition to his base salary, Employee shall also receive a percentage of the realized profits generated from the Employer's proprietary trading account. Such additional compensation shall be based on a formula to be mutually agreed upon between the Employee and Employer. A schedule describing the formula, as the same may be amended from time to time, shall be attached hereto as SCHEDULE A.

         Section 4.3. INCENTIVE COMPENSATION. In addition to the base salary and additional compensation described in Sections 4.1 and 4.2 above, Employee shall be entitled to receive incentive compensation, as determined by Employer in accordance with Employer's Incentive Compensation Plan. Notwithstanding the foregoing, Employee agrees the Employer will not pay and the Employee will not receive any bonuses until the earlier of (i) 24 months from the date of this Agreement and (ii) such time as Employer earns $3,300,000 in pre-tax earnings in any fiscal year. Thereafter, Employee acknowledges and agrees that, for the fiscal years ended January 31, 2000, January 31, 2001, and January 31, 2002, the total amount of bonuses payable to all of Employee, Andrew Allen, Farshid Tafazzoli, Steve zum Tobel and Benedict Gambino shall not exceed in the aggregate 5% of pre-tax earnings in each of such fiscal years.

         Section 4.4. REIMBURSEMENT FOR BUSINESS EXPENSES. Employer shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee's duties and obligations under this Employment Agreement, but only if Employee properly accounts for expenses in accordance with Employer's policies.






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                                    Article 5
                        Vacations and Other Paid Absences

         Section 5.1. VACATION DAYS. Employee shall be entitled to three (3) weeks paid vacation days each calendar year during the term of this Employment Agreement. During the first calendar year of this Employment Agreement, Employee shall be entitled to two (2) weeks paid vacation days.

         Section 5.2. HOLIDAYS. Employee shall be entitled to the same paid holidays as authorized by Employer for its other Employees.

         Section 5.3. SICK DAYS AND PERSONAL ABSENCE DAYS. Employee shall be entitled to the same number of paid sick days and personal absence days authorized by Employer for its other Employees.

                                    Article 6
                                 Life Insurance

         Employer may, in its sole discretion, maintain in effect during the term of Employee's employment a life insurance policy on the life of Employee in such amount as Employer shall in its sole discretion decide to maintain during the term of this Employment Agreement. Any proceeds payable under the policy shall be paid to the beneficiary or beneficiaries designated in writing from time to time by Employee.

                                    Article 7
                                 Fringe Benefits

         Section 7.1. EMPLOYER EMPLOYEE BENEFIT PLANS. Employee shall be entitled to participate in and receive benefits from all of Employer's Employee benefit plans that currently are maintained by Employer for its Employees. Employee shall be entitled to participate in and receive benefits under any retirement plan, profit-sharing plan, or other Employee benefit plan that Employer establishes for the benefit of its Employees after the date of this Employment Agreement. No amounts paid to Employee from an Employee benefit plan shall count as compensation due Employee as base salary or incentive compensation. Nothing in this Employment Agreement shall prohibit Employer from modifying or terminating any of its Employee benefit plans in a manner that does not discriminate between Employee and other Employees of Employer.

         Section 7.2. MOTOR VEHICLE. Employer may, in its sole discretion, provide Employee with the use of a motor vehicle to be selected in the reasonable discretion of Employer. If Employer does provide Employee with the use of a motor vehicle, Employer shall procure, maintain, and pay for appropriate insurance on the motor vehicle, including liability insurance of at least $100,000.00 per person and $300,000.00 per occurrence for personal injury and $50,000.00 for property damage.






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                                    Article 8
                                   Disability

         Section 8.1. REPLACEMENT BECAUSE OF A DISABILITY. If, because of illness or injury, Employee becomes unable to work full time for Employer for a period of more than thirty (30) days, Employer may, in its sole discretion at any time after that period give Employee thirty (30) days written notice that it will replace Employee if Employee is unable to return to work full time before the date specified in the written notice. Replacement of Employee shall not be considered a termination of Employee's employment under this Employment Agreement.

         Section 8.2. COMPENSATION DURING PERIODS OF DISABILITY.

         (a) Employee shall continue to receive Employee's base salary and incentive compensation while Employee is unable to work full time, until Employee begins receiving disability insurance benefits, until Employee is replaced, or until Employee terminates Employee's employment with Employer because Employee's health becomes so impaired that continued performance of Employee's duties under this Employment Agreement would be hazardous to Employee's physical or mental health.

         (b) While Employee is unable to work full time because of illness or injury and through the full term of this Employment Agreement, including extensions, Employer shall maintain for Employee's benefit all Employee benefit plans in which Employee was participating at the time Employee was replaced. If Employee is barred from participating in any Employee benefit plan because of Employee's disability, Employer shall pay Employee an amount equal to what Employer would have contributed on Employee's behalf to the Employee benefit plan if Employee's participation had not been barred.

         (c) After Employee is replaced or gives notice that Employee is terminating employment because Employee's health has become so impaired that continued performance of Employee's duties under this Employment Agreement would be hazardous to Employee's physical or mental health, in addition all other compensation and benefits provided hereunder and any disability insurance benefits provided pursuant to Section 8.3 below, Employer shall pay Employee an amount equal to the sum of Employee's then current annual base salary plus the annualized amount of incentive compensation paid to Employee most recently before the date Employee's employment was terminated, multiplied by the number of full and partial years remaining in the term of this Employment Agreement, including any extensions.

         (d) Employee is not required to seek other employment to mitigate any amounts payable under this Employment Agreement. Nor will amounts due Employee under this Employment Agreement be reduced by any amounts received by Employee for other employment.

         Section 8.3. DISABILITY INSURANCE. Employer may, in its sole discretion, purchase and use its best efforts to maintain disability insurance in force for the benefit of Employee throughout the term of this Employment Agreement, including extensions. The policy shall provide that if Employer fails to make a premium payment, Employee shall have the right in Employee's sole







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discretion to advance such funds as may be required to maintain the policy in force and shall thereafter be entitled to recover amounts paid from Employer.

                                    Article 9
                            Termination of Employment

         Section 9.1. TERM OF EMPLOYMENT. Employee's employment shall commence on the date of execution by Employer and shall continue for three (3) years ("end-of-employment date"), unless extended or terminated sooner, as provided by this article of the Employment Agreement. However, no compensation or benefits described hereunder shall be due or payable unless and until the settlement of Employer's initial public offering of stock. Should Employer's initial public offering of stock fail to settle on or before September 30, 1999, this Employment Agreement shall automatically terminate and become null and void retroactive to its commencement and Employer shall not be obligated to pay Employee any compensation or benefits stated herein or continue the same thereafter.

         Section 9.2. EXTENSION OF EMPLOYMENT. On the end-of-employment date and every three (3) years thereafter, Employee's employment with Employer automatically shall be extended for an additional three (3) years unless, at least ninety (90) days prior to the end-of-employment date, or successive three
(3) year anniversary thereof, Employer or Employee delivers to the other a written notice that Employee's employment with Employer is not to be extended.

         Section 9.3. TERMINATION AT EMPLOYEE'S DEATH. Employee's employment with Employer shall terminate at Employee's death.

         Section 9.4. TERMINATION BY EMPLOYEE. Employee may, but is not obligated to, terminate this Employment Agreement at any time under the following circumstances:

         (a) Employee's health becomes so impaired that continued performance of Employee's duties under this Employment Agreement would be hazardous to Employee's physical or mental health.

         (b) There is a change in control of Employer. There is a change in control of Employer if someone other than a current owner of Employer becomes the beneficial owner of 20 percent or more of the voting power of Employer.

         (c) Employee is assigned duties that are significantly different than those described in this Employment Agreement, or duties assigned Employee by this Employment Agreement are eliminated or transferred to someone else.

         (d) Employee is removed from any of the positions described in Section
2.1 of this Employment Agreement (other than by Employer for cause).

         (e) Employee's fringe benefits or other compensation are materially reduced.








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         (f) Employer requires Employee to travel more frequently than contemplated by this Employment Agreement.

         (g) Employer fails to have a successor assume this Employment
Agreement.

         (h) Employer becomes insolvent or files a bankruptcy petition.

         Section 9.5. TERMINATION BY EMPLOYER.

         (a) TERMINATION FOR CAUSE. Employer may terminate Employee's employment for cause.

         (b) "CAUSE" DEFINED. Employer shall have cause to terminate Employee's employment if Employee fails to substantially perform any duties required by this Employment Agreement (unless Employee's failure is due to a physical or mental incapacity), Employee is grossly negligent in the performance of required duties, Employee engages in conduct that damages Employer, Employee is convicted of a felonious act of moral turpitude, or Employee discloses material confidential information in violation of Article 10 of this Employment Agreement. Employer shall have cause to terminate Employee's employment should Employee's performance, attitude, or work habits become unreasonable.

         Section 9.6. NOTICE OF TERMINATION. Any termination of Employee's employment by Employer or Employee must be communicated to the other party by a written notice of termination. The notice must specify the provision of this Employment Agreement authorizing the termination and must set forth in reasonable detail the facts and circumstances providing the basis for termination of Employee's employment.

         Section 9.7. DATE TERMINATION IS EFFECTIVE. If Employee's employment terminates because this Employment Agreement expires, then Employee's employment will be considered to have terminated on that expiration date. If Employee's employment terminates because of Employee's death, then Employee's employment will be considered to have terminated on the date of Employee's death. If Employee's employment is terminated by Employee, then Employee's employment will be considered to have terminated on the date that notice of termination is given. If Employee's employment is terminated by Employer for cause, then Employee's employment will be considered to have terminated on the date specified by the notice of termination. If, within thirty (30) days after a notice of termination is given, the party receiving the notice notifies the other party that there is a dispute concerning the termination, then Employee's employment will not be considered to have terminated, and Employer shall continue to compensate Employee pursuant to this Employment Agreement, until the dispute is ended by a written agreement between the parties or a final judgment, order, or decree of a court of competent jurisdiction. A judgment, order, or decree of a court of competent jurisdiction will be considered final only if the time for appealing the decision has expired and no notice of appeal has been filed.





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         Section 9.8. COMPENSATION FOLLOWING TERMINATION.

         (a) If Employee's employment terminates because of Employee's death, Employer shall pay a lump sum death benefit to the person or persons designated in a written notice filed with Employer by Employee or, if no person has been designated, to Employee's estate. The amount of the lump sum death benefit will equal the amount of Employee's then current annual base salary plus the annualized amount of incentive compensation paid Employee most recently prior to Employee's death, multiplied by the number of full and partial years remaining in the term of this Employment Agreement, including extensions. This lump sum death benefit shall be in addition to any life insurance payable pursuant to
Article 6 and/or any other amounts that Employee's beneficiaries and estate may be entitled to receive under any Employee benefit plan maintained by Employer.

         (b) If Employee's employment is terminated by Employer for cause, Employer shall pay Employee/Employee's then current base salary through the date employment is terminated, and Employer shall have no further obligations to Employee under this Employment Agreement.

         (c) If Employer terminates Employee's employment other than for cause, Employer shall pay Employee Employee's then current base salary through the date employment is terminated and any legal fees and expenses incurred by Employee to enforce Employee's rights under this Employment Agreement. In addition, Employer shall pay Employee as liquidated damages an amount equal to the sum of Employee's then current annual base salary plus the annualized amount of incentive compensation paid to Employee most recently before the date Employee's employment was terminated, multiplied by the number of full and partial years remaining in the term of this Employment Agreement, including extensions.

         (d) If Employee's employment is terminated by Employer or Employee in accordance with the provisions of this Employment Agreement, in addition to all other compensation or benefits provided hereunder, Employer shall pay Employee severance pay in an amount equal to the sum of Employee's then current annual base salary plus the annualized amount of incentive compensation paid to Employee most recently before the date Employee's employment was terminated, multiplied by a fraction, the numerator of which shall be the number of full and partial years employed pursuant to this Employment Agreement and the denominator of which shall be twenty (20).

                                   Article 10
                            Confidential Information

         Section 10.1. CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" as used in this Employment Agreement shall mean any and all technical and non-technical information belonging to, or in the possession of, Employer or its officers, directors, Employees, affiliates, subsidiaries, clients, vendors, or Employees, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to Employer's business or any other current, future and/or proposed business, product or service contemplated by Employer; and includes,








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without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information.

         Section 10.2 DISCLOSURES. Employee agrees that it shall, at no time during or after termination of this Employment Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this Employment Agreement. Employee agrees that it shall disclose Confidential Information only to Employer's other Employees who need to know such information and who have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional or negligent disclosure of Confidential Information. Employee's obligations with respect to any portion of Confidential Information shall terminate only when Employee has documented to Employer that (a) such information was lawfully in the public domain at the time it was communicated to Employee by Employer; or (b) the communication was in response to a valid order by a court of competent jurisdiction or was necessary to establish the rights of Employer under this Employment Agreement.

         Section 10.3. SURVIVAL. This Article 10 shall survive any termination of this Agreement and all extended periods.

                                   Article 11
                            Noncompetition Agreement

         Section 11.1. AGREEMENT NOT TO COMPETE. For two (2) years after Employee's employment with Employer terminates, Employee agrees not to directly or indirectly own, manage, control, or operate; serve as an officer, director, partner, or Employee of; have any direct or indirect financial interest in; or assist in any way; any person or entity that competes with any business conducted by Employer or any of Employer's affiliates or subsidiaries in any geographic region in which Employer conducts business.

         Section 11.2. COMPETITIVE BUSINESSES. For purposes of this Article 11, a competitive business shall be any person or entity which operates as a securities broker dealer whose primarily business is to provide its clients with the ability buy, sell, or trade securities via the internet or world wide web, or via some similar system, network, method, or service.

         Section 11.3. OWNERSHIP OF PUBLIC CORPORATION NO VIOLATION. Employee will not be considered to have violated this provision merely because Employee owns no more than twenty percent (20%) of the stock of any publicly held corporation.








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                                   Article 12
                                     Notices

         Any notice given under this Employment Agreement to either party shall be made in writing. Notices shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

         Employee's address:        330 S.E. 20th Avenue, #213
                                    Deerfield Beach, FL  33441

         Employer's address:        2700 N. Military Trail, Suite 200
                                    Boca Raton, FL 33431

Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.

                                   Article 13
                                Binding Agreement

         Section 13.1. EMPLOYER'S SUCCESSORS.

         (a) The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding in all respects upon the successors and assigns of Employer.

         (b) Employer shall require any direct or indirect successor (by purchase, merger, consolidation, or otherwise) of all or substantially all of Employer's stock, business and/or assets to expressly agree to assume Employer's obligations under this Employment Agreement and perform them in the same manner and to the same extent as Employer would have been required to do if no succession had occurred. The agreement must be in a form and substance satisfactory to Employee.

         (c) If Employer fails to obtain such an agreement before the effective date of the succession, Employer's failure will be considered a breach of this Employment Agreement, and Employee shall be entitled to the greater of (i) the amount of money that Employee would have been entitled to if Employer had terminated Employee's employment other than for cause in accordance with the terms of Section 9.8(c) of this Employment Agreement, calculated as though Employee's employment had terminated on the effective date of the succession, and (ii) one year's base salary in effect on the effective date of such succession. However, Employer's failure to obtain such agreement shall not affect said successor's obligations pursuant to paragraph 13.1(a) above.

         Section 13.2. EMPLOYEE'S SUCCESSORS. This Employment Agreement shall inure to the benefit and be enforceable by and upon Employee's personal representatives, legatees, and heirs.




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If Employee dies while amounts are still owed, such amounts shall be paid to
Employee's legatees or, if no such person or persons have been designated, to Employee's estate.

                                   Article 14
                                     Waivers

         The waiver by either party of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

                                   Article 15
                                Entire Agreement

         Section 15.1. NO OTHER AGREEMENTS. This instrument contains the entire agreement of the parties. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Employment Agreement other than those specifically included in this Employment Agreement.

         Section 15.2. PRIOR AGREEMENTS. This Employment Agreement supersedes any prior agreements pertaining to or connected with or arising in any manner out of the employment of Employee by Employer. All such prior agreements are terminated and are of no force or effect whatsoever.

                                   Article 16
                             Amendment of Agreement

         No change or modification of this Employment Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by Employer shall be effective unless it is approved by Employer's Board of Directors and signed by an officer specifically authorized to sign such documents.

                                   Article 17
                           Severability of Provisions

         If any provision of this Employment Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Employment Agreement.

                                   Article 18
                             Assignment of Agreement

         Employer shall not assign this Employment Agreement without Employee's prior written consent, but failure to obtain such consent shall not affect said assignee's obligations pursuant to paragraph 13.1(a) above, which consent shall not be unreasonably withheld.





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                                   Article 19
                      Governing Law, Venue & Attorneys Fees

         All questions regarding the validity and interpretation of this Employment Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Employee's employment, this Employment Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Employment Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Employment Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement in duplicate on the date and year first above written.

                                           EMPLOYER:


                                           ------------------------------------
                                           Derek J. Hernquist



                                           EMPLOYER:

                                           onlinetradinginc.com corp.

                                           By:
                                              ---------------------------------
                                           Name:
                                                -------------------------------
                                           Title:
                                                 -------------------------------





























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